UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 7, 2019

Date of Report (Date of Earliest Event Reported)

IntelGenx Technologies Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31187	870638336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6420 Abrams, Ville St- Laurent, Quebec,	Canada	H4S 1Y2
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (514) 331-7440

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. 9; ☐

Item 5.02.	Appointment of a Certain Officer.

Effective February 5, 2019, the Board of Directors of IntelGenx Technologies Corp. (the “Company”) has appointed Dr. Rodolphe Obeid, to serve as Vice President, Operations of IntelGenx Corp., the Company’s operating subsidiary, pursuant to the terms and conditions of Memorandums of Agreement (the “Agreement”).

Dr. Obeid is an expert in drug delivery systems and polymeric assemblies, who has developed strong technical expertise across a range of operations functions, with a particular emphasis on oral film manufacturing processes, lean manufacturing practices and continuous improvement initiatives. He has held a number of progressive management positions at IntelGenx. Most recently, he served as IntelGenx’ Senior Director of Operations, with responsibility for the direction, strategy, planning and execution of IntelGenx’ manufacturing operations. In his new role as Vice President, Operations, Dr. Obeid will oversee all operational activities, including manufacturing, packaging, facilities and maintenance, production planning and supply chain management. In addition, he will manage process development and manufacturing scale-up of all internal and external pharmaceutical film projects.

Prior to joining IntelGenx Corp.in 2013, from June 2011 to May 2013, Dr. Obeid was a postdoctoral industrial R&D Fellow (NSERC) at the Faculty of Veterinary Medicine of University of Montreal. Before that, from September 2009 to May 2011, Dr. Obeid was a NIH (National Institutes of Health) postdoctoral Scholar at the University of Alabama in collaboration with Massachusetts Institute of Technology (MIT).

Dr. Obeid holds a Ph.D. in polymer chemistry (Polymeric Assemblies and Biocolloids) from the University of Montreal and two Masters in polymer science and chemical engineering from the University of Strasbourg I.. Dr. Obeid is the co-inventor of several issued and pending patents, and has published numerous scientific articles in recognized international journals and conferences.

The Company is not aware of any family relationships, by blood, marriage or adoption, between Dr. Obeid and any other director, executive officer, or nominee as a director or officer of the Company.

On February 5, 2019 IntelGenx Corp., a wholly owned subsidiary of the Company entered into an Agreement with Dr. Rodolphe Obeid. Pursuant to the Agreement Dr. Obeid has been appointed as Vice-President, Operations of IntelGenx Corp. The appointment is subject to TSX Venture Exchange approval.

Under the terms of his Agreement, Dr. Obeid will be paid an annual salary of CAN$160,000 beginning January 2019. He shall also receive a monthly automobile allowance of CAN$750. Pursuant to the Agreement, Dr. Obeid is entitled to receive 100,000 options to purchase common shares under the Company’s 2016 Stock Option Plan. He is further entitled to receive an annual bonus of up to 30% of his base salary for meeting certain performance targets.

Dr. Obeid’s (‘the Vice President’) employment agreements provide for the following termination provisions:

 If the Vice President is terminated for any reason other than for Cause (as defined in the Agreement), then they shall (i) receive a lump sum payment of the base salary that would have been payable for a 12 month period (the “Severance Period”), (ii) be entitled to continued participation in employee benefit plans ending on the earlier of the end of the Severance Period and receipt of equivalent plans of a subsequent employer, and (iii) receive payment of any accrued bonus. In addition, all unvested stock options shall vest immediately (collectively the “Termination Benefits”).

On the occurrence of a Change in Control (as defined in the Agreement), the Vice President may terminate the Agreement within a period of six months and the Company shall be required to provide the Vice President with the Termination Benefits.

The Agreements contain non-competition and non-solicitation provisions for a period of twelve months on termination of the Agreements for whatever reason whether voluntary or involuntary.

Item 8.01 Other Events.

On February 7, 2019, the Company issued a press release announcing the appointments of Dr. Obeid. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Exhibit	Description

99.1	Press Release dated February 7, 2019

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

Dated: February 7, 2019	By: /s/Horst G. Zerbe
Horst G. Zerbe
President and Chief Executive Officer